Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
August 2, 2017	President and CEO
or
Linda K. Butia
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR ENDED

JUNE 30, 2017 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $418 thousand or $0.23 per diluted share, for the three months ended June 30, 2017 as compared to $392 thousand or $0.20 per diluted share for the same period in 2016. The $26 thousand increase in net income during the three months ended June 30, 2017 was primarily attributable to a $107 thousand increase in net interest income and a $6 thousand decrease in income tax expense, which were partially offset by a $45 thousand increase in non-interest expense, a $22 thousand decrease in non-interest income, and a $20 thousand increase in the provision for loan losses. The increase in net interest income during the three months ended June 30, 2017 was attributable to a $306 thousand increase in interest income which was partially offset by a $199 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average balances of loans outstanding and higher yields on mortgage backed securities during the three months ending June 30, 2017, when compared to the same period in 2016. The increase in interest expense during the three months ending June 30, 2017 was primarily attributable to higher market interest rates paid on FHLB advances which were partially offset by lower average balances of FHLB advances outstanding during the three months ended June 30, 2017, when compared to the same period in 2016. The increase in non-interest expense was primarily attributable to higher employee related costs, data processing expenses, and higher provisions for off-balance sheet (loan origination) commitments, which were partially offset by lower federal deposit insurance premiums during the quarter ended June 30, 2017, when compared to the same period in 2016. The decrease in income tax expense for the three months ended June 30, 2017 was primarily attributable to higher utilization of PA tax credits, when compared to the same period in 2016. The increase in the provision of loan losses was primarily attributable to an increase in the Company’s single-family loan portfolio, which was partially offset by decreases in the multi-family and commercial segments of the company’s loan portfolio.

Net income for the twelve months ended June 30, 2017 totaled $1.637 million or $0.87 per diluted share, as compared to $1.325 million or $0.69 per diluted share for the same period in 2016. The $312 thousand increase in net income during the twelve months ended June 30, 2017 was primarily attributable to a $411 thousand increase in net interest income, and a $34 thousand decrease in non-interest expense, which were partially offset by an $82 thousand decrease in non-interest income, a $49 thousand increase in income tax expense, and a $2 thousand increase in the provision for loan losses, when compared to the same period in 2016. The increase in net interest income during the twelve months ended June 30, 2017 was attributable to an $834 thousand increase in interest income, which was partially offset by a $423 thousand increase in interest expense. The decrease in non-interest expense was primarily attributable to decreases in federal deposit insurance premiums and legal expenses, which were offset by higher charitable contributions eligible for Pennsylvania tax credits and employee related expenses. The increase in interest income was primarily attributable to higher average balances of loans and investments in certificates of deposits and higher yields earned on U.S. government mortgage-backed securities which more than offset lower average balances of U.S. government agency mortgage-backed securities and other investment securities during the twelve months ending June 30, 2017, when compared to the same period in 2016. The increase in interest expense was primarily attributable to higher market rates paid on FHLB advances, which were partially offset by lower average balances of FHLB advances during the twelve months ended June 30, 2017, when compared to the same period in 2016. The decrease in non-interest income was primarily attributable to a loss on the sale of a security held for trading, the absence of investment securities gains, and lower service charges on deposit accounts for the twelve months ending June 30, 2017, when compared to the same period in 2016. The increase in income tax expense was primarily attributable to higher levels of taxable income.

President and Chief Executive Officer David J. Bursic offered the following comments on the Company’s fiscal year to date performance: “The Company’s Board of Directors and I are pleased with the continued growth in the Company’s total assets, net loans and net income. These areas of growth provided the basis to increase the regular quarterly cash dividend on our common stock from $0.04 to $0.06 and to pay a special dividend of $0.04 per share.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2017 (Unaudited)	June 30, 2016 (Unaudited)
Total assets	$351,609	$335,723
Cash and Cash Equivalents	2,272	2,343
Certificates of Deposits	10,380	350
Investment securities available-for-sale	108,449	107,676
Investment securities held-to-maturity	8,678	9,523
Mortgage-backed securities held-to-maturity	129,321	137,416
Net loans receivable	77,455	64,673
Deposits	145,289	141,278
FHLB advances: long-term fixed-rate	10,000	10,000
FHLB advances: long-term variable-rate	6,109	6,109
FHLB advances: short-term	155,799	144,027
Equity	33,043	33,085
Book value per share – Common Equity	16.45	16.22
Book value per share – Tier I Equity	16.54	16.34
Annualized Return on average assets	0.48%	0.40%
Annualized Return on average equity	4.94%	4.09%
Tier I leverage ratio	9.68%	9.95%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended June 30, (Unaudited)		Twelve Months Ended June 30, (Unaudited)
	2017	2016	2017	2016
Interest income	$2,096	$1,789	$7,646	$6,812
Interest expense	597	398	1,854	1,431
Net interest income	1,499	1,391	5,792	5,381
Provision for loan losses	8	(12)	58	56
Net interest income after provision for loan losses	1,491	1,403	5,734	5,325
Non-interest income	123	145	490	572
Non-interest expense	992	947	3,739	3,773
Income before income tax expense	622	602	2,485	2,124
Income taxes	204	210	848	799

NET INCOME	$418	$392	$1,637	$1,325

EARNINGS PER SHARE:
Basic	$0.23	$0.20	$0.87	$0.69
Diluted	$0.23	$0.20	$0.87	$0.69

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,855,313	1,909,922	1,873,790	1,910,538
Diluted	1,855,313	1,909,922	1,873,790	1,910,538